Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX  75039
Phone (972) 401-0752   Fax  (972) 401-3110
Internet Address:  http://www.magnumhunter.com
                   ---------------------------



                                                         FOR IMMEDIATE RELEASE
New York Stock Exchange
  Common        -    MHR
American Stock Exchange
  Bonds         -    MHR.B
  Warrants      -    MHR/WS/A

-------------------------------------------------------------------------------

                              MAGNUM HUNTER REPORTS
                       FOURTH QUARTER AND FISCAL YEAR 2002
                                FINANCIAL RESULTS

     Irving, Texas, March 25, 2003, Magnum Hunter Resources, Inc. (NYSE:MHR), announced today financial results for the fourth quarter and fiscal year ended December 31, 2002:

                                                            Three Months Ended             Twelve Months Ended
                                                        12/31/02       12/31/01          12/31/02        12/31/01
                                                        --------       --------          --------        --------

Daily Mcfe  Production Average                           194,107         98,918           194,338          91,292
Average Mcfe Price Received (Net of Hedges)                $3.63          $2.90             $3.40           $3.99
Daily Natural Gas Production Average (Mcf/d)             130,655         73,424           130,639          68,112
Average Gas Price Received (Net of Hedges)                 $3.42          $2.68             $3.10           $3.96
Daily Crude Oil Production Average (Bopd)                 10,575          4,249            10,616           3,863
Average Crude Price Received (Net of Hedges)              $24.46         $21.27            $24.04          $24.53
Total Operating Revenues (000's)                         $73,722        $29,030          $265,869        $152,806
Net Income (000's)                                        $3,079        ($8,758)          $15,522         $13,516
Net Income Per Share (Diluted)                             $0.04         ($0.24)            $0.25           $0.36
Long-Term Debt to Total Capitalization Ratio                 62%            71%               62%             71%


Fourth Quarter 2002 Financial Results

     Net income was $3.1 million ($0.04 per diluted share) for the three months ended December 31, 2002 as compared to net loss of $8.8 million ($0.24 per diluted share) for the three months ended December 31, 2001. Non-cash commodity hedging adjustments totaling $1.2 million (pre-tax) reduced reported fourth quarter 2002 net income accordingly.

     Total revenues for the fourth quarter of 2002 were $73.7 million, an increase of 154% from revenues of $29.0 million reported for the fourth quarter of 2001. Magnum Hunter reported an operating profit of $19.7 million during the fourth quarter of 2002. This represented an increase of $20.4 million over the operating loss of $644 thousand reported in the 2001 period.

     Production  volumes  totaled 17.9 billion cubic feet  equivalent  (Bcfe) or
194.1 MMcfe per day for the fourth quarter of 2002, an increase of 96% over actual volumes reported for the similar quarter in 2001 of 9.1 Bcfe or 98.9 MMcfe per day. Natural gas production was 67% of total equivalent production volumes for the fourth quarter of 2002. Natural gas production volumes during the fourth quarter of 2002 increased 78% over volumes reported during the similar period of 2001. A decline in actual equivalent production of approximately 10% when compared to the third quarter of 2002 was primarily attributable to previously announced non-core property sales and certain producing property shut-ins in the Gulf of Mexico attributable to Tropical Storm Isadore.

     Natural gas prices realized by the Company were $3.42 per Mcf for the fourth quarter of 2002, compared to $2.68 per Mcf realized during the fourth quarter of 2001, after the effect of commodity price hedges in place during both periods. Oil prices realized were $24.46 per barrel for the fourth quarter of 2002, compared to the $21.27 per Bbl realized during the fourth quarter of 2001, after the effect of commodity price hedges in place during both periods.

Fiscal Year 2002 Financial Results

     For the fiscal year 2002, net income was $15.5 million ($0.25 per diluted share) as compared to net income of $13.5 million ($0.36 per diluted share) for the fiscal year 2001. Results for 2002 reflect an income tax benefit of $7.1 million from the reversal of a deferred tax asset valuation reserve.
Additionally,  due to the  early  extinguishment  of  the  Company's  pre-merger commercial bank credit facility, the Company recorded a $1.0 million extraordinary loss ($621 thousand net of income taxes) during the fiscal year 2002 period.

     Total revenues during 2002 were $265.9 million compared to $152.8 million during the 2001 period, a 74% increase. Magnum Hunter reported an operating profit of $68.9 million during 2002. This represented an increase of $20.8 million or 43% over the 2001 period.

     Oil and natural gas production increased 113% to 70.9 Bcfe during the fiscal year 2002 compared to 33.3 Bcfe for the fiscal year 2001. Natural gas production was 47.7 Bcf during 2002 compared to 24.9 Bcf for 2001. Oil production for 2002 was 3.9 million barrels compared with 1.4 million barrels for 2001.

Commodity Hedges

     The Company continues to utilize commodity hedges as a means to provide a base level of cash flow. During the fourth quarter of 2002, the Company had approximately 60.0 MMcf per day hedged through fixed price swaps with a weighted average price of $2.87 per MMbtu and approximately 8.0 MMcf per day hedged through cost-less collars with a weighted average floor price of $4.07 per MMbtu and a weighted average ceiling price of $5.52 per MMbtu. Approximately 52% of the fourth quarter 2002 natural gas production was hedged. On the crude side, the Company had approximately 5,000 Bbls per day hedged through fixed price swaps with a weighted average price of $25.27 per barrel and approximately 4,500 Bbls per day hedged through cost-less collars with a weighted average floor price of $21.27 per barrel and a weighted average ceiling price of $26.79 per barrel. Approximately 90% of the Company's fourth quarter 2002 crude oil production was hedged.

Management Comments

     Commenting on Magnum Hunter's operating results for fiscal year 2002, Mr. Gary C. Evans, Chairman, President and Chief Executive Officer of the Company stated, "The past year has been a whirlwind of activity for Magnum Hunter and our employees. Starting with the Prize Energy acquisition completed last March that more than doubled the size of the Company, we really haven't slowed down. We accomplished a new listing on the New York Stock Exchange, sold over $100 million in non-core assets to pay down debt, put together a new $500 million senior bank credit facility, placed $300 million in senior unsecured 10-year notes, formed a new partnership with General Electric Capital Corporation, initiated a significant share repurchase program, added new equity research coverage and significantly expanded our institutional shareholder base; all the while we were conducting an active drilling program that proved to be very successful. Magnum Hunter achieved an overall finding and development cost of $0.93 per Mcfe in 2002 and replaced 890% of our 2002 production. Thanks to the hard work of everyone at Magnum Hunter, our efforts paid off handsomely. As we enter 2003, your Company has the most attractive asset portfolio, the largest drilling inventory both onshore and offshore, and the strongest financial position we've ever had in our history. We are primed for internal growth through a combination of exploration and exploitation projects that are currently ongoing and we believe the industry outlook today is the best it has been in decades."

Conference Call

     A conference call will be hosted by the Senior Management of Magnum Hunter Resources, Inc. today, March 25, 2003 at 10:00 a.m. central time. The subject of the conference call will be to discuss the financial and operating results of Magnum Hunter for the fourth quarter and fiscal year 2002. If you wish to participate in the call, please dial in toll free (800) 706-3079 at 9:50 a.m. central time on Tuesday, March 25, 2003. Should you wish to participate, there will be a Q & A session following the teleconference. International callers, please dial (706) 643-1963.

     A Web Broadcast will also be available for listeners on the Magnum Hunter Web Site. Instructions are:

                Go to www.magnumhunter.com
                Go to Investor Relations
                Go to Webcasts/Conference Calls

                                        #

     Magnum Hunter Resources, Inc. is one of the nation's fastest growing independent exploration and development companies engaged in three principal activities: I the exploration, development and production of crude oil, condensate and natural gas; I the gathering, transmission and marketing of natural gas; and -D the managing and operating of producing oil and natural gas properties for interest owners.

     The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.'s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's reports that are available from the SEC.

                FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
                SR. VICE PRESIDENT CAPITAL MARKETS (972) 401-0752

                 Magnum Hunter Resources, Inc. and Subsidiaries
                    (in thousands, except per share amounts)


                                                                        Three Months Ended          Twelve Months Ended
                                                                           December 31,                December 31,
                                                                  -----------------------------  ---------------------------
                                                                      2002            2001          2002           2001
                                                                  ------------     -----------   -------------  ------------
Consolidated Statements of Income
Operating Revenues:
     Oil and gas sales........................................... $    64,907      $   26,408    $  240,964     $   133,083
     Gas gathering, marketing and processing.....................       7,175           2,188        20,809          17,895
     Oil field management services...............................       1,640             434         4,096           1,828
                                                                  ----------------------------------------------------------
          Total Operating Revenues...............................      73,722          29,030       265,869         152,806
                                                                  ----------------------------------------------------------
Operating Costs and Expenses:
     Oil and gas production lifting costs........................      13,142           5,393        51,559          20,388
     Production taxes and other costs............................       7,819           3,081        28,167          12,994
     Gas gathering, marketing and processing.....................       4,928           2,015        15,100          16,101
     Oil field management services...............................         927             322         2,474           1,277
     Depreciation, depletion and amortization....................      23,521          14,680        86,468          43,999
     Gains on sale of assets.....................................         (32)            (54)          (61)            (58)
     Loss on Enron related assets................................           -           3,156             -           3,156
     General and administrative..................................       3,674           1,081        13,293           6,898
                                                                  ----------------------------------------------------------
          Total Operating Costs and Expenses.....................      53,979          29,674       197,000         104,755
                                                                  ----------------------------------------------------------
Operating Profit.................................................      19,743            (644)       68,869          48,051
     Equity in earnings of affiliate.............................        (124)           (104)          792           1,085
     Other income................................................         194              59           452             283
     Provision for impairment of investments.....................           -          (7,123)         (621)         (7,123)
     Other non-cash hedging adjustments..........................      (1,196)           (511)       (6,626)             52
     Interest expense............................................     (13,286)         (5,592)      (47,935)        (19,920)
                                                                  ----------------------------------------------------------
Income before income tax.........................................       5,331         (13,915)       14,931          22,428
      Provision for income tax benefit/(expense).................      (2,252)          5,157         1,212          (8,608)
                                                                  ----------------------------------------------------------
Income before extraordinary loss.................................       3,079          (8,758)       16,143          13,820
     Extraordinary loss from early extinguishment of debt,
     net of tax benefit of $379 in 2002 and $186 in 2001.........           -               -          (621)           (304)
                                                                  ----------------------------------------------------------
Net Income....................................................... $     3,079      $   (8,758)   $   15,522     $    13,516
                                                                  ==========================================================
Income per Common Share
      Basic...................................................... $      0.05      $    (0.25)   $     0.25     $      0.39
                                                                  ==========================================================
      Diluted.................................................... $      0.04      $    (0.24)   $     0.25     $      0.36
                                                                  ==========================================================
Common Shares Used in Per Share Calculation
     Basic.......................................................      67,759          35,111        61,493          34,820
                                                                  ==========================================================
     Diluted.....................................................      68,499          37,103        62,514          37,109
                                                                  ==========================================================
Consolidated Statement of Cash Flows:
Net Cash Provided By Operating Activities........................ $    44,126      $   24,916    $   83,403     $   104,074
                                                                  ==========================================================


                                                  December 31,     December 31,
                                                       2002           2001
                                                  ------------     ------------
Consolidated Balance Sheet Data
     Total Assets................................ $ 1,154,279       $ 454,385
     Long-term Debt, less current maturities..... $   569,086       $ 284,669
     Total Stockholders' Equity.................. $   350,196       $ 117,974